UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 1, 2009

CHINA MEDIAEXPRESS HOLDING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33746	20-8951489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2805, Central Plaza, Wanchai Hong Kong	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   +852 2827 6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2009, the Board of Directors of China MediaExpress Holding, Inc. (the “Company”) by a board meeting approved and ratified the appointment, effective immediately, of Mr. Yingshou Huang to serve as an independent director as defined by Section 803 of NYSE Amex Company Guide.  By the same board meeting, the Board of Directors established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.   Mr. George Zhou will serve on the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.  Mr. Marco Kung will serve on both the Audit Committee and Compensation Committee and is the chairman of the Audit Committee.  Mr. Yingshou Huang will serve on both the Audit Committee and Nominating and Governance Committee.

In addition, the Board of Directors approved the payment of an annual fee of US$18,000 to Mr. Marco Kung, RMB50,000 to each of Messrs. Yingshou Huang and George Zhou.

Mr. Huang has served as the President of Fujian Advertising Association since 2002.  Prior to that, Mr. Huang worked as the department head of Fuzhou Administration of Industry and Commerce in 1996.  Mr. Huang worked as Deputy Director in 1993, and office staff in 1981, of Gulou District Government, Fuzhou City, Fujian Province.  Mr. Huang received his bachelor’s degree in advertisement at Fujian Agriculture and Forestry University Continuing Education School, at Fujian Province in 2001.

Mr. Huang has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Huang had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MEDIAEXPRESS HOLDING, INC.

Date: December 7, 2009	By:	/s/ Zheng Cheng
Name: Zheng Cheng
Title: Chief Executive Officer